Exhibit 5.2

LETTER OF CONSENT

TO:	UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Re:	InterOil Corporation Preliminary Short Form Base Shelf Prospectus dated June 10, 2015

We are a firm of independent petroleum engineering consultants and have prepared reports dated March 13, 2015 for InterOil Corporation providing an independent resources assessment for the Elk/Antelope and Triceratops Gas Fields as at December 31, 2014 as described in the Annual Information Form (“AIF”) of InterOil Corporation dated March 17, 2015.

We hereby consent to the use and reference to our name and report, which is incorporated by reference in the preliminary short form base shelf prospectus dated June 10, 2015 (the “Prospectus”) of InterOil Corporation.

We also confirm that we have read the Prospectus and that we have no reason to believe that there are any misrepresentations in the information contain in it that are derived from the above-mentioned reports or that are within our knowledge as a result of the services we performed in connection with the reports.

Your truly,

GLJ PETROLEUM CONSULTANTS LTD.

/s/ Keith M. Braaten
Keith M. Braaten, P. Eng.
President and Chief Executive Officer

Calgary, Alberta
June 10, 2015